CONSENT OF INDEPENDENT AUDITORS'



The Board of Directors
Showboat, Inc.:

We consent to incorporation by reference in the registration statements (Nos. 33-36048, 33-56044, 33-47945 and 33-58315) on
Form S-8 of Showboat, Inc. of our report dated February 21, 1997, relating to the consolidated balance sheets of Showboat, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996 annual report on Form 10-K of Showboat, Inc.



                                   /s/ KPMG Peat Marwick
                                   KPMG Peat Marwick

Las Vegas, Nevada
March 27, 1997

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